Exhibit 5.1
[Letterhead of Goodwin Procter LLP]
August 26, 2008
EPIX Pharmaceuticals, Inc.
4 Maguire Road
Lexington, MA 02421

Re:	Securities Being Registered under Registration Statement on Form S-3
Ladies and Gentlemen:
          This opinion is furnished to you in our capacity as counsel to EPIX Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering for resale from time to time of up to 8,680,120 shares (the “Shares”) of the Company’s Common Stock, $0.01 par value (the “Common Stock”), by the selling stockholder named therein (the “Selling Stockholder”). The Shares include (i) up to 8,280,120 shares of Common Stock (the “Agreement Shares”) to be issued and sold at the discretion of the Company to the Selling Stockholder under a Common Stock Purchase Agreement dated as of August 4, 2008 (the “Agreement”), and (ii) up to 400,000 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of a warrant held by the Selling Stockholder (the “Warrant”) issued in connection with the Agreement.
          We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.
          The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).
          For purposes of the opinion expressed below, we have assumed that a sufficient number of authorized but unissued shares of Common Stock will be available for issuance when the Shares are issued.
          Based on the foregoing, we are of the opinion that (a) the Agreement Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Agreement, the Agreement Shares will be validly issued, fully paid and non-assessable, and (b) the Warrant Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Warrant, the Warrant Shares will be validly issued, fully paid and non-assessable.

EPIX Pharmaceuticals, Inc.
August 26, 2008

          We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,
/s/ GOODWIN PROCTER llp

GOODWIN PROCTER llp